     EXHIBIT 99.1

News Release
For Further Information

Media Relations:
Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS 6 CENTS PER SHARE FIRST QUARTER PROFIT

Financial Services and Cost Controls Lead to Quarterly Profit

FOR RELEASE AUGUST 26, 2003 4 P.M. EDT

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported first quarter earnings of $10.6 million, or 6 cents per diluted share, compared with a loss of $9.5 million, or 5 cents per share, last year. Revenues increased 14.7 percent to $494.8 million for the quarter, which ended on July 31.

     First quarter earnings were the result of strong performance in the company’s mortgage segment, effective off-season cost control measures in the U.S. tax segment, and improvement in the investment services segment. H&R Block has historically reported a loss in its first quarter due to the seasonal nature of its tax service businesses.

     “Our first quarter results show the strength we have in our mix of businesses. Our fiscal year is off to a solid start. We’re on track with our plans to meet our growth objectives this year,” said Mark A. Ernst, chairman and chief executive officer.

     The mortgage segment showed strong growth, with $163.8 million in pretax income, driven by a 57 percent increase in loan originations. “Mortgage applications have continued to grow, with our origination pipeline at an all-time high,” Ernst said.

     “Due to growing revenues and effective cost controls in the off-season, U.S. tax segment earnings were essentially flat compared with last year, even though we’re supporting more than 200 additional tax offices this year.

- more -

     H&R Block Reports First Quarter Profit/page 2

     “The investment services segment decreased its first quarter pretax loss by $19 million, compared with last year, when the segment took an $18 million goodwill impairment charge. We also saw encouraging signs in many of the segment’s key business drivers,” Ernst said.

U.S Tax Operations

     H&R Block’s U.S. tax operations reported first quarter revenues of $29.7 million, a 27.4 percent increase compared with $23.3 million last year. The increase was due primarily to revenues from refund anticipation loans, higher average tax preparation fees and revenues related to Peace of Mind service.

     The pretax loss for the segment increased 0.7 percent to $94.7 million compared with a pretax loss of $94 million in the first quarter last year.

     “We’re carefully managing our costs while preparing for the upcoming tax season,” Ernst said. Cost control measures included the effective management of off-season compensation expenses, as well as efforts to improve processes and expense structures.

Mortgage Operations

     H&R Block’s mortgage segment, which includes Option One Mortgage Corp. and H&R Block Mortgage Corp., reported first quarter revenues of $302.9 million, a 21 percent increase compared with revenues of $250.3 million last year.

     The segment’s pretax income increased 11.4 percent to $163.8 million, up from $147.1 million last year.

     Loan production for the quarter was $5.3 billion, an increase of 57.4 percent compared with $3.4 billion last year. Option One’s end of quarter servicing portfolio was $34.1 billion, compared with $26.8 billion at the end of the first quarter last year. Loan originations increased 63.8 percent at H&R Block Mortgage Corp.

     “Our mortgage business continues to generate solid, high-quality earnings. We continue to see strong growth in loan originations and a record high loan application pipeline,” Ernst said.

     “Pretax income from H&R Block Mortgage, our retail mortgage business, increased 142.5 percent. More than half of our retail mortgage loans in the quarter were to clients of other H&R Block businesses. This success is an indicator of the strength of our financial services strategy,” he said.

     “Our margins narrowed due to the increase in market interest rates. In a rising interest rate environment, we expect that our origination volume will continue to increase, but at a slower growth rate, while margins narrow from their historically high levels,” he said.

- more -

     H&R Block Reports First Quarter Profit/page 3

     During the quarter, the company recorded $53.5 million in net write-ups to residual balances through other comprehensive income (not included in reported GAAP earnings.) The company also took a charge to income of $10.7 million to reduce the value of certain residuals. Underlying loan performance was generally on target with — or better than — the company’s valuation assumptions, including continuing reductions in delinquency levels.

Business Services

     H&R Block’ s business services segment, including RSM McGladrey Business Services Inc. and its subsidiaries, reported first quarter revenues of $98.5 million, a 3.3 percent increase compared with $95.3 million in revenues last year.

     The segment reported a first quarter pretax loss of $6.7 million, compared with a pretax loss of $4.3 million in the same quarter last year. Expenses increased primarily due to the timing of off-season costs in tax and accounting services, as well as operating costs for RSM McGladrey’s payroll and benefits processing subsidiary.

     “A strong quarter in our capital markets business and modest growth in our core accounting and tax services were offset by a soft economy that hurt other aspects of our business,” Ernst said.

Investment Services

     H&R Block Financial Advisors Inc. (HRBFA) reported first quarter revenues of $57 million, a 2.9 percent decline from the same quarter last year. The revenue decline was due to lower margin balances, which resulted in lower interest income on those balances.

     Investment services reported a first quarter pretax loss of $13.8 million, a 58.1 percent improvement compared with last year’s pretax loss of $32.8 million. Last year’s loss included an $18 million goodwill impairment charge.

     “We saw modest improvement in key drivers of the business during May and June, partially offset by a slowdown in July consistent with the rest of the industry. Cost control measures also contributed to the segment’s slightly improved results in the quarter. We’re cautiously optimistic about the outlook for this business,” Ernst said.

International Tax Operations

     First quarter revenues for international tax operations, which consists primarily of operations in Canada, Australia and the United Kingdom, increased 27.5 percent to $5.5 million, compared with $4.3 million in revenue for the first quarter last year.

     The segment reported a $6.4 million pretax loss for the quarter, compared with last year’s loss of $6.5 million.

- more -

     H&R Block Reports First Quarter Profit/page 4

Share repurchases

     During the first quarter, the company repurchased 1.9 million shares at an aggregate cost of $82.8 million, or an average price of $43.82 per share. Ongoing share repurchases will depend on the price of the stock, availability of excess cash, the ability to maintain financial flexibility, compliance with securities laws, and other investment opportunities available.

Stock options

     On May 1, the company began expensing stock options pursuant to FASB Statement No. 123, using the prospective transition method provided in FASB Statement No. 148, which allows for expense recognition for all employee stock-based compensation awards granted, modified or settled on or after the date of adoption. Expenses related to awards granted prior to May 1, 2003, will continue to be disclosed in a footnote to the company’s financial statements. In the first quarter ended July 31, expenses related to stock options and restricted stock were approximately $1 million.

Other

     The company will host a conference call for analysts and institutional investors at 5 p.m. EDT, Aug. 26. Mark A. Ernst, Jeffery W. Yabuki, executive vice president and chief operating officer, and Frank J. Cotroneo, senior vice president and chief financial officer, will discuss the quarter’s results and future expectations, as well as respond to analysts’ questions. To access the call, dial the number approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 425-2715
International (706) 679-8257

     The call will be Webcast in a listen-only format for the media and public. The link to the Webcast can be obtained at www.hrblock.com.

     A replay of the call will be available beginning at 8 p.m. EDT Aug. 26 and continuing until 8 p.m. EDT Sept. 2, by dialing 800-642-1687 (US/Canada) or 706-645-9291 (International). The replay access code is 1935422. A replay of the Webcast will also be available on the company’s Web site at www.hrblock.com through Sept. 2.

###

-more-

     H&R Block Reports First Quarter Profit/page 5

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2004 and that actual financial results for fiscal year 2004 will fall within the guidance provided by the company; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; the uncertainty that growth in loan originations in the mortgage operations will continue at its current rate; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block: H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax, financial, mortgage and business products and services. It is the only major company with subsidiaries offering a full range of software, online and in-office tax solutions, combined with personalized financial advice about retirement savings, home ownership, and other opportunities to help clients to build a better financial future. As the world’s largest tax services company, H&R Block served nearly 21 million clients in the U.S. and 11 countries in 2003. H&R Block Financial Advisors Inc. offers investment services and securities products. With more than 1,000 financial advisors serving clients at more than 500 offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage products. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgage products through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.

- end -

H&R BLOCK, INC.
CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,

	2003	2002

Revenues	$494,843	$431,366

Income (loss) before taxes	17,297	(15,906)
Net income (loss)	$10,582	$(9,544)

Basic earnings (loss) per share	$0.06	$(0.05)

Basic shares outstanding	179,445	181,209
Diluted earnings (loss) per share	$0.06	$(0.05)

Diluted shares outstanding	182,921	181,209

SEGMENT FINANCIAL RESULTS

	Three months ended July 31,

	Revenues		Income (loss)

	2003	2002	2003	2002

U.S. Tax Operations	$29,675	$23,286	$(94,704)	$(94,030)
Mortgage Operations	302,895	250,306	163,829	147,085
Business Services	98,499	95,314	(6,679)	(4,273)
Investment Services	56,987	58,663	(13,757)	(32,797)
International Tax Operations	5,459	4,283	(6,408)	(6,451)
Corporate Operations	1,328	(486)	(24,984)	(25,440)

	$494,843	$431,366	17,297	(15,906)

Income taxes (benefit)			6,715	(6,362)

Net income (loss)			$10,582	$(9,544)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the three months ended July 31, 2002, the Company recorded a goodwill impairment of $18.0 million related to its Investment Services segment. The impairment charge was not tax deductible and is included in the Investment Services segment.

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or shareholders’ equity as previously reported.

H&R Block, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	July 31,	April 30,
	2003	2003

	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$674,679	$875,353
Cash and cash equivalents — restricted	528,300	438,242
Receivables from customers, brokers, dealers and clearing organizations, net	539,954	517,037
Receivables, net	308,535	403,197
Prepaid expenses and other current assets	472,087	513,532

Total current assets	2,523,555	2,747,361

Other assets:
Residual interests in securitizations	290,854	264,337
Mortgage servicing rights	106,056	99,265
Property and equipment, net	274,539	288,594
Intangible assets, net	330,778	341,865
Goodwill, net	723,588	714,215
Other	155,825	148,268

Total assets	$4,405,195	$4,603,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$55,218	$55,678
Accounts payable to customers, brokers and dealers	947,016	862,694
Accounts payable, accrued expenses and other	433,049	468,933
Accrued salaries, wages and payroll taxes	74,869	210,629
Accrued income taxes	232,443	299,262

Total current liabilities	1,742,595	1,897,196

Long-term debt	822,505	822,302
Other non-current liabilities	236,444	220,698

Total liabilities	2,801,544	2,940,196

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	499,401	496,393
Accumulated other comprehensive income	62,713	36,862
Retained earnings	2,200,088	2,221,868
Less cost of 39,674,704 and 38,343,944 shares of common stock in treasury	(1,160,730)	(1,093,593)

Total stockholders’ equity	1,603,651	1,663,709

Total liabilities and stockholders’ equity	$4,405,195	$4,603,905

H&R Block, Inc.
Consolidated Statements of Cash Flows
Unaudited, amounts in thousands

	Three months ended July 31,

	2003	2002

Cash flows from operating activities:
Net income (loss)	$10,582	$(9,544)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	35,930	35,573
Accretion of residual interests in securitizations	(34,063)	(38,761)
Impairment of residual interests in securitizations	10,743	20,430
Additions to trading securities — residual interests in securitizations	(145,522)	(76,265)
Proceeds from net interest margin transactions	145,522	75,648
Additions to mortgage servicing rights	(24,482)	(18,185)
Amortization of mortgage servicing rights	17,691	9,489
Impairment of goodwill	—	18,000
Changes in working capital, net	(124,265)	(197,700)

Net cash used in operating activities	(107,864)	(181,315)

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(8,192)	(7,146)
Cash received from residual interests in securitizations	27,502	41,309
Sales of other available-for-sale securities	11,185	4,960
Purchases of property and equipment, net	(12,749)	(16,331)
Payments made for business acquisitions, net of cash acquired	(9,126)	(75)
Other, net	2,310	(2,437)

Net cash provided by investing activities	10,930	20,280

Cash flows from financing activities:
Repayments of notes payable	—	(1,962,998)
Proceeds from issuance of notes payable	—	2,119,490
Dividends paid	(32,362)	(29,004)
Payments to acquire treasury shares	(83,633)	(37,108)
Proceeds from issuance of common stock	14,092	13,214
Other, net	(1,837)	(712)

Net cash provided by (used in) financing activities	(103,740)	102,882

Net decrease in cash and cash equivalents	(200,674)	(58,153)
Cash and cash equivalents at beginning of the year	875,353	436,145

Cash and cash equivalents at end of the period	$674,679	$377,992

Supplementary cash flow data:
Income taxes paid	$73,122	$82,386
Interest paid	16,788	13,179

H&R Block, Inc.
Consolidated Income Statements
Unaudited, amounts in thousands, except per share data

	Three Months Ended
	July 31,

	2003	2002

Revenues:
Service revenues	$209,734	$190,569
Gain on sale of mortgage assets	192,639	145,008
Interest income	70,951	78,220
Product sales	17,232	15,412
Royalties	1,567	1,201
Other income	2,720	956

	494,843	431,366

Operating expenses:
Employee compensation and benefits	222,156	210,188
Occupancy and equipment	76,151	64,862
Interest	23,196	22,274
Depreciation and amortization	35,930	35,573
Marketing and advertising	10,108	9,186
Supplies, freight and postage	8,554	8,466
Impairment of goodwill	—	18,000
Other	103,146	80,214

	479,241	448,763

Operating income (loss)	15,602	(17,397)
Other income, net	1,695	1,491

Income (loss) before taxes	17,297	(15,906)
Income taxes (benefit)	6,715	(6,362)

Net income (loss)	$10,582	$(9,544)

Basic earnings (loss) per share	$0.06	$(0.05)

Basic shares outstanding	179,445	181,209
Diluted earnings (loss) per share	$0.06	$(0.05)

Diluted shares outstanding	182,921	181,209

H&R BLOCK, INC.
SELECTED OPERATING DATA
Unaudited

Option One Mortgage Corporation	Three months ended

	7/31/2003	7/31/2002	% change	4/30/2003

Number of loans originated
Wholesale (non-prime)	28,494	20,774	37.2%	26,126
Retail: Prime	4,005	1,899	110.9%	3,813
Non-prime	3,004	2,379	26.3%	2,566

Total	35,503	25,052	41.7%	32,505

Volume of loans originated (000’s)
Wholesale (non-prime)	$4,405,224	$2,837,060	55.3%	$3,981,480
Retail: Prime	540,326	254,039	112.7%	503,130
Non-prime	365,331	282,290	29.4%	305,841

Total	$5,310,881	$3,373,389	57.4%	$4,790,451

Loan sales	$5,301,341	$3,357,730	57.9%	$4,813,186

Servicing portfolio
Number of loans serviced	261,344	232,737	12.3%	246,463
Servicing portfolio ($ bn’s)	$34.1	$26.8	27.2%	$31.3

H&R Block Financial Advisors, Inc.	Three months ended

	7/31/2003	7/26/2002	% change	4/25/2003

Customer trades	363,053	374,250	-3.0%	244,843
Customer daily average trades	5,339	5,940	-10.1%	4,221
Average revenue per trade	$126.46	$118.92	6.3%	$128.89
Number of active accounts	755,643	730,985	3.4%	752,903
Ending balance of assets under administration ($ bn’s)	$24.3	$21.3	14.1%	$22.3
Average assets per active account	$32,114	$29,116	10.3%	$29,616
Ending customer margin balances ($ millions)	$517	$651	-20.6%	$486
Ending payables to customers ($ millions)	$923	$793	16.4%	$848